For Immediate Release

CHARLES RIVER AND WUXI FILE REVISED INVESTOR PRESENTATION
Combined Company Expects to Generate Annual Revenue Synergies of
at Least $75 Million to $100 Million by 2013

WILMINGTON, MA and SHANGHAI, CHINA, July 13, 2010 ― Charles River Laboratories International, Inc.(NYSE: CRL) and WuXi PharmaTech (NYSE:WX) today announced that they have issued an updated investor presentation in connection with Charles River’s proposed acquisition of WuXi.  The additional materials include the companies’ expectation that the combined company will generate at least $75 million to $100 million of revenue synergies on an annual basis by 2013.  Investors may access the full presentation at Charles River’s website at www.criver.com/specialwuxi2010.

“We are confident that our proposed combination with WuXi will create not only the world’s premier early-stage contract research organization (CRO), but also significant additional shareholder value,” stated Charles River Chairman, President and Chief Executive Officer James C. Foster.  “Among the many metrics that support this view are the estimated revenue synergies we expect to generate from the combination,” he said.

Mr. Foster continued, “This transaction will create the first fully integrated global early-stage CRO, uniquely positioned to address our pharmaceutical and biotechnology clients’ rapidly changing needs and desire for a broader range of global outsourced solutions.  Combining Charles River and WuXi will provide a more efficient and cost-effective integrated platform of essential products and services – from molecule creation to first-in-human testing – on a global basis.  It is therefore not surprising that even at this early stage, in meeting with our respective existing clients, we are receiving overwhelming support.”

Examples of client responses include the following statements:

From a senior vice president and head of worldwide research of a top-five global pharmaceutical company, “We have great respect for and work with both organizations.  When combined with WuXi, Charles River will be able to provide a unique set of end-to-end services which we believe will help accelerate our drug development process.  We look forward to working in a more holistic fashion with the combined entity.”

From the senior vice president of research and early development of another top-five pharmaceutical company, “Charles River-WuXi’s unique early-stage portfolio of products and services provides a transformational opportunity for the drug development industry.  The availability of a new CRO paradigm will allow companies like us to explore innovative strategic relationships and R&D business models which could dramatically change the R&D productivity equation.  We very much look forward to having a company like Charles River-WuXi in the marketplace and to working with the new organization.”

The executive vice president and chief scientific officer of a first-tier biotechnology company said, “The combination of these two companies is the most visionary and promising approach to drug development I’ve seen in this field in the last three decades.  To be able to access the power of your integrated drug discovery and early development platform offers us tremendous opportunities to speed affordable and transformational medicine to patients.”

“These remarks, typical of the many comments we have received from other clients, validate our belief that the proposed combination will provide significant benefits to our clients, as well as to our shareholders – including through increased revenue growth.  Indeed, as a result of this preliminary client response, we now feel more comfortable in providing investors with greater transparency and quantification of the expected top-line synergies we can generate,” Mr. Foster concluded.

Both Charles River and WuXi urge investors to support the transaction by taking the time to vote promptly by completing and returning the proxy card previously provided or by submitting proxies by telephone or through the Internet.  Charles River shareholders with questions about the combination or how to vote their shares may contact the company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834.  WuXi shareholders with questions about the combination or how to vote their shares may contact the company’s proxy solicitor, MacKenzie Partners Inc., toll-free at 800-322-2885.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts.  Our approximately 8,000 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

About WuXi PharmaTech

WuXi PharmaTech is a leading pharmaceutical, biotechnology, and medical device R&D outsourcing company, with operations in China and the United States. As a research-driven and customer-focused company, WuXi PharmaTech provides a broad and integrated portfolio of laboratory and manufacturing services throughout the drug and medical device R&D process. WuXi PharmaTech's services are designed to assist its global partners in shortening the cycle and lowering the cost of drug and medical device R&D. WuXi PharmaTech's operating subsidiaries are known as WuXi AppTec. For more information, please visit: http://www.wuxiapptec.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These statements are based on current expectations and beliefs of Charles River Laboratories International, Inc. (Charles River) and WuXi PharmaTech (Cayman) Inc. (WuXi), and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements.  Those risks and uncertainties include, but are not limited to: 1) the possibility that the proposed combination may be delayed or not completed due to the failure to obtain stockholder or regulatory approvals or otherwise satisfy the conditions to the proposed combination as set forth in the acquisition agreement for the proposed combination;  2) problems may arise in successfully integrating the businesses of the two companies (including retention of key executives); 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve the expected transaction benefits, including the projected revenue synergies described above and improved customer service levels and anticipated cost synergies, or achieve potential revenue growth and non-GAAP margin expansion; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (SEC) reports filed or furnished by Charles River and WuXi.  For additional information on these and other important factors that could adversely affect Charles River’s or WuXi’s business, financial condition, results of operations and prospects, see "Risk Factors" (i) beginning on page 18 of Charles River’s Annual Report on Form 10-K and (ii) beginning on page 6 of WuXi’s 2009 Annual Report on Form 20-F, each filed at the SEC’s website www.sec.gov.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this document except as required by law.

Additional Information

This press release may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi.  In connection with the proposed transaction, Charles River has filed a definitive proxy statement with the SEC.  Before making any voting or investment decisions, Charles River’s stockholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information.  The definitive proxy statement has been mailed to the stockholders of Charles River seeking their approval of the proposed transaction. Charles River’s stockholders may also obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel.  In addition, the definitive proxy statement is available free of charge at the SEC’s website, www.sec.gov or stockholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com/specialwuxi2010.

This press release is not a solicitation of proxies from WuXi’s shareholders to approve the proposed combination. In connection with the proposed transaction, WuXi has filed a scheme document with the SEC on Form 6-K.  Before making any voting or investment decisions, WuXi’s shareholders are urged to read the scheme document and any other relevant documents filed with the SEC because they will contain important information.  The scheme document has been mailed to WuXi’s shareholders seeking their approval of the proposed combination.  WuXi’s shareholders may also obtain a copy of the scheme document free of charge by directing a request to: 288 Fute Zhong Road, Waigaoqiao Free Trade Zone, Shanghai 200131, People’s Republic of China, Attention: Genyong Qiu.  In addition, the scheme document is available free of charge at the SEC’s website, www.sec.gov.  WuXi’s shareholders may also access copies of the documents filed with the SEC by WuXi on WuXi’s website at www.wuxiapptec.com.

Charles River, WuXi and their respective directors and executive officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 30, 2010.  Information regarding the interests of Charles River’s directors and certain members of Charles River’s management in the proposed transaction is set forth in the definitive proxy statement, which was filed with the SEC on July 1, 2010.  Information regarding WuXi’s directors and executive officers is available in WuXi’s annual report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the SEC on April 23, 2010.  Information regarding the interests of WuXi’s directors and certain members of WuXi’s management in the proposed transaction is available in WuXi’s scheme document, which was filed on Form 6-K with the SEC on July 1, 2010.

This press release does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities.  The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

Contacts

For Charles River:	For WuXi PharmaTech:

Investor Contact:	Investor Contact:
Susan E. Hardy	Ronald Aldridge
Corporate Vice President, Investor Relations	Director of Investor Relations, WuXi
Tel: 781.222.6190	Tel: 201.585.2048
Email: susan.hardy@crl.com	Email: ir@wuxiapptec.com

Media Contact:	Media Contact:
Amy Cianciaruso	George Sard/Brandy Bergman/
Director, Public Relations	Jonathan Doorley
Tel: 781.222.6168	Sard Verbinnen & Company
Email: amy.cianciaruso@crl.com	Tel: 212.687.8080

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